Media Contact:	William H. Galligan	Phone: 816/983-1551
william.h.galligan@kcsr.com
Revenue Growth, Operating Ratio Improvement and Record Operating Income Highlight
Kansas City Southern’s Fourth Quarter and Full-Year 2007 Earnings
Fourth Quarter 2007 Highlights
•	Record revenues of $460.3 million, a 4.0 % increase

•	Operating expenses of $351.6, a decrease of 0.7%

•	Record operating income of $108.7 million, a 23.2% increase

•	Operating ratio of 76.4%, a 3.7 point improvement

•	Diluted EPS of $0.56, a 36.6% increase
Full-Year 2007
•	Record annual revenues of $1.74 billion, a 5.0% increase

•	Record operating income of $362.4 million, a 19.1% increase

•	Operating ratio of 79.2%, compares favorably with 81.7% in 2006

•	Diluted EPS of $1.57, a 45% improvement
Kansas City, MO, February 5, 2008. Kansas City Southern (KCS) (NYSE:KSU) reported record fourth quarter 2007 revenues of $460.3 million, a 4.0% increase over the corresponding 2006 period. Revenue growth was primarily the result of a continued strong pricing environment as well as volume growth in some key commodity segments.
For the quarter, new business was a significant contributor to a 12.0% revenue increase in chemical & petroleum. Led by increased volumes in Mexico, intermodal revenues grew by 11.6%. Also reflecting a strengthening Mexican base, automotive revenues grew by 6.2%. Coal revenues improved by 2.4% over fourth quarter 2006. Agriculture & minerals and forest products & metals both increased in the fourth quarter by 0.8%. Overall, volumes fell by 2.5%; however, excluding the loss of certain haulage traffic volumes would have been 4.9% higher than the fourth quarter 2006.
Operating expenses for the fourth quarter 2007 were $351.6 million, a decrease of 0.7%. Increased fuel, casualties and insurance and materials and other expenses were partially offset by reductions in compensation and benefits, purchased services and equipment costs. The improvement in compensation and benefits expense includes, among other things, certain non-cash credits related to profit sharing expense in Mexico driven by various tax initiatives taken in response to new tax legislation enacted in the fourth quarter. Tax expense in the fourth quarter was driven higher by the recent tax legislation in Mexico increasing the effective rate for the quarter to 32.6% due to a non-recurring, non-cash adjustment of previously recognized net operating losses.
Operating income for the fourth quarter was a record $108.7 million compared with $88.2 million last year, a 23.2% increase. The fourth quarter 2007 operating ratio was 76.4% compared with 80.1% a year ago.
Net income available to common shareholders in the fourth quarter totaled $49.9 million, or $0.56 per diluted share, compared with $35.7 million, or $0.41 per diluted share in fourth quarter 2006, a 36.6% increase.
Comments from the Chairman
“While KCS’ 2007 revenue growth of 5% fell short of our projections going into the year, given the weakness in the U.S. economy, we were generally pleased by the year-over-year increase, and by the new business opportunities that developed during the year. Chemicals, intermodal and automotive were particularly strong in the fourth quarter and should remain so in 2008.
“We were also encouraged by meeting our target of achieving an operating ratio below 80% for the full year, coming in at 79.2%, which compares favorably with 81.7% in 2006. KCS is committed to continuous improvement in this area and will translate business growth, increased productivity and more efficient operations into further significant improvement in the operating ratio in 2008.
“While the uncertain economy will provide a challenge, KCS is confident that new business coming on-line both in the U.S. and Mexico, and continued strong pricing, will allow for volume growth in most commodity areas and revenue growth across-the-board.
“KCS has pledged to be the fastest growing railroad in North America. We believe that the company is positioned to make measurable strides toward attaining that goal in the year ahead.”
Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2006, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Income Statement
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues	$460.3	$442.4	$1,742.8	$1,659.7

Operating expenses:
Compensation and benefits	91.0	104.5	394.1	393.6
Purchased services	47.0	51.3	184.7	204.7
Fuel	76.0	65.8	270.8	253.6
Equipment costs	45.3	49.6	182.4	179.7
Depreciation and amortization	42.4	42.1	160.2	155.0
Casualties and insurance	18.2	13.3	71.0	53.4
Materials and other	31.7	27.6	117.2	115.4

Total operating expenses	351.6	354.2	1,380.4	1,355.4

Operating income	108.7	88.2	362.4	304.3

Equity in net earnings of unconsolidated affiliates	4.2	1.6	11.4	7.3
Interest expense	(38.4)	(43.7)	(156.7)	(167.2)
Debt retirement costs	—	(2.6)	(6.9)	(4.8)
Foreign exchange gain (loss)	0.7	3.0	(0.9)	(3.7)
Other income	6.1	9.4	12.0	18.7

Income before income taxes and minority interest	81.3	55.9	221.3	154.6
Income tax expense	26.5	15.2	67.1	45.4

Income before minority interest	54.8	40.7	154.2	109.2
Minority interest	0.1	0.1	0.4	0.3

Net income	54.7	40.6	153.8	108.9
Preferred stock dividends	4.8	4.9	19.8	19.5

Net income available to common shareholders	$49.9	$35.7	$134.0	$89.4

Earnings per share:
Basic earnings per share	$0.66	$0.48	$1.77	$1.20

Diluted earnings per share	$0.56	$0.41	$1.57	$1.08

Average shares outstanding (in thousands):
Basic	75,948	75,230	75,832	74,593
Potential dilutive common shares	21,785	24,718	21,784	17,793

Diluted	97,733	99,948	97,616	92,386

Kansas City Southern
Revenue & Carloadings By Commodity – Fourth Quarter 2007
(Dollars in Millions)

Carloadings				Revenue
Fourth Quarter		%		Fourth Quarter		%
2007	2006 (a)	Change		2007	2006 (a)	Change
			Coal
66,395	67,445	(1.6%)	Unit Coal	$40.0	$39.8	0.5%
15,271	14,459	5.6%	Other Coal	11.8	10.8	9.3%

81,666	81,904	(0.3%)	Total	51.8	50.6	2.4%

			Forest Products and Metals
27,742	32,364	(14.3%)	Pulp/Paper	40.0	43.1	(7.2%)
4,749	1,610	195.0%	Scrap Paper	5.6	1.6	250.0%
5,968	5,154	15.8%	Pulpwood/Logs/Chips	5.6	4.6	21.7%
5,521	6,656	(17.1%)	Lumber/Plywood	8.6	8.7	(1.1%)
26,879	31,204	(13.9%)	Metal/Scrap	42.3	39.8	6.3%
25,859	30,555	(15.4%)	Military/Other Carloads	28.3	31.6	(10.4%)

96,718	107,543	(10.1%)	Total	130.4	129.4	0.8%

			Chemical & Petroleum Products
3,690	3,266	13.0%	Agri Chemicals	5.0	4.0	25.0%
26,611	21,795	22.1%	Other Chemicals	37.4	28.4	31.7%
16,229	16,715	(2.9%)	Petroleum	23.1	23.4	(1.3%)
11,923	10,186	17.1%	Plastics	17.5	18.3	(4.4%)

58,453	51,962	12.5%	Total	83.0	74.1	12.0%

			Agriculture and Minerals
43,413	47,567	(8.7%)	Grain	67.2	69.2	(2.9%)
14,151	13,898	1.8%	Food Products	22.0	21.1	4.3%
13,233	13,285	(0.4%)	Ores and Minerals	12.2	11.7	4.3%
4,377	3,156	38.7%	Stone, Clay & Glass	6.0	4.6	30.4%

75,174	77,906	(3.5%)	Total	107.4	106.6	0.8%

			Intermodal & Automotive
141,036	147,484	(4.4%)	Intermodal	39.4	35.3	11.6%
28,951	27,524	5.2%	Automotive	29.1	27.4	6.2%

169,987	175,008	(2.9%)	Total	68.5	62.7	9.3%

481,998	494,323	(2.5%)	TOTAL FOR BUSINESS UNITS	441.1	423.4	4.2%
			Other KCSR Revenue	19.2	19.0	1.1%

481,998	494,323	(2.5%)	TOTAL	$460.3	$442.4	4.0%

(a)	Certain amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.

Kansas City Southern
Revenue & Carloadings By Commodity – Year to Date December 31, 2007
(Dollars in Millions)

Carloadings				Revenue
Year to Date		%		Year to Date		%
2007	2006 (a)	Change		2007	2006 (a)	Change
			Coal
259,366	251,431	3.2%	Unit Coal	$152.1	$137.8	10.4%
54,807	53,610	2.2%	Other Coal	40.9	37.1	10.2%

314,173	305,041	3.0%	Total	193.0	174.9	10.3%

			Forest Products and Metals
119,179	133,610	(10.8%)	Pulp/Paper	165.5	164.5	0.6%
18,524	7,435	149.1%	Scrap Paper	22.1	7.2	206.9%
19,339	19,380	(0.2%)	Pulpwood/Logs/Chips	16.7	14.0	19.3%
25,617	31,139	(17.7%)	Lumber/Plywood	36.2	39.7	(8.8%)
101,758	131,094	(22.4%)	Metal/Scrap	140.7	148.8	(5.4%)
109,385	119,767	(8.7%)	Military/Other Carloads	119.9	122.1	(1.8%)

393,802	442,425	(11.0%)	Total	501.1	496.3	1.0%

			Chemical & Petroleum Products
14,152	14,434	(2.0%)	Agri Chemicals	17.9	16.1	11.2%
103,486	88,882	16.4%	Other Chemicals	140.4	109.8	27.9%
65,234	70,566	(7.6%)	Petroleum	86.8	93.3	(7.0%)
45,382	43,708	3.8%	Plastics	75.3	70.7	6.5%

228,254	217,590	4.9%	Total	320.4	289.9	10.5%

			Agriculture and Minerals
165,135	168,854	(2.2%)	Grain	235.8	222.0	6.2%
61,859	64,645	(4.3%)	Food Products	96.6	96.3	0.3%
54,609	55,323	(1.3%)	Ores and Minerals	48.0	45.3	6.0%
16,298	15,460	5.4%	Stone, Clay & Glass	23.3	20.8	12.0%

297,901	304,282	(2.1%)	Total	403.7	384.4	5.0%

			Intermodal & Automotive
526,370	547,643	(3.9%)	Intermodal	143.1	135.4	5.7%
108,402	103,736	4.5%	Automotive	110.9	101.8	8.9%

634,772	651,379	(2.5%)	Total	254.0	237.2	7.1%

1,868,902	1,920,717	(2.7%)	TOTAL FOR BUSINESS UNITS	1,672.2	1,582.7	5.7%
			Other KCSR Revenue	70.6	77.0	(8.3%)

1,868,902	1,920,717	(2.7%)	TOTAL	$1,742.8	$1,659.7	5.0%

(a)	Certain amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.